Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 7,806,319 shares of common stock under the Employee Stock Option Plan, as amended and restated, the 2006 Stock Incentive Plan and individual director option agreements of Emergent BioSolutions Inc. of our report dated October 24, 2006 with respect to the financial statements of Emergent Product Development UK Limited included in the Prospectus filed on November 15, 2006 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Emergent BioSolutions Inc. Registration Statement on Form S-1, as amended (No. 333-136622), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
London, England
December 4, 2006